EXHIBIT 10.1
[Execution Copy]

WORLD-WIDE INTELLECTUAL PROPERTY PURCHASE AGREEMENT

This World-Wide Intellectual Property Purchase Agreement (the “Agreement”) is made as of May 28, 2014 (the “Effective Date”), by and between FreshTec, Inc., a Delaware corporation (“Seller”), and Tara Minerals Corp., a Nevada corporation in the process of merging into Firma Holdings Corp., a Nevada corporation, (“Purchaser”).

RECITALS

WHEREAS, Seller is the owner of all right, title and interest in and to the Seller Assets and Rights (as defined below); and

WHEREAS, Seller and Purchaser are entering into this Agreement in order to provide for Purchaser to acquire the Seller Assets and Rights.

NOW, THEREFORE, in view of the following mutual covenants, and for other good and sufficient consideration, the adequacy of which is hereby acknowledged, the parties agree as follows:

Agreement as to Schedules.  The Parties hereby agree that:

(a)	For convenience, the Schedules specified in this Agreement have not yet been prepared by the Seller.

(b)
No later than ten (10) days after the Effective Date (or such later date as the Purchaser shall agree in writing), the Seller shall prepare and deliver to the Purchaser a complete draft set of Schedules for attachment to this Agreement as provided below.

(c)
The Purchaser shall be entitled in its sole and exclusive discretion to review and comment on such draft set of Schedules and any re-drafts provided by the Seller.  The Seller shall within two (2) days of each comment by the Purchaser provide a responsive set of Schedules to the Purchaser and respond to any additional questions and requests by the Purchaser for information or documents.

(d)
When the Purchaser is in its sole discretion satisfied with the form and substance of the Schedules, the Purchaser and the Seller shall so signify by a written instrument and shall attach the Schedules to this Agreement.

(e)
Notwithstanding anything in this Agreement to the contrary, (i) the Purchaser shall not be obligated to accept or be satisfied with any provision or term of, or any wording or disclosure made or referenced in, any draft Schedule provided by the Seller; (ii) the Purchaser may in its sole and absolute discretion determine at any time, for any reason or for no reason, prior to Closing without any liability or obligation of any nature whatsoever in respect of or in any way whatsoever connected with this Agreement, any transaction contemplated by this Agreement or any dealings or matters in the negotiation or execution of this Agreement to terminate this Agreement and not to proceed with the Closing, and if the Seller is a Party in Fault at the time of such termination, the Purchaser shall have the rights and remedies specified in Section 2.4(f); and (iii) neither the Purchaser’s having reviewed, commented on, accepted, approved or asked questions in respect of all or any provision of any Schedule, nor the attachment of Schedules to this Agreement, shall to any extent limit or reduce Purchaser’s rights or remedies in respect of any untruth, inaccuracy or incompleteness in the Schedules or the Seller’s representations and warranties in this Agreement or the Seller’s obligation to ensure that all of the Schedules and all of the Seller’s representations and warranties are true, accurate and complete in all respects at the times specified in this Agreement.

1.                Definitions.  In addition to the terms defined in the foregoing recitals, the following terms shall have the respective meanings set forth in this section.

1.1              “Affiliate” means in respect of any Person, any Person (directly or indirectly) controlling, controlled by or under common control with such Person.

1.2.             “Applicable Term” means in respect of a SmartPac Unit produced or sold in a particular nation, country or other jurisdiction that has issued one or more Seller Patents pertaining to the SmartPac  Unit, the period of time beginning on the Closing Date and continuing until the expiration of the last to expire of such Seller Patents and means in respect of the licensing by any Purchaser Entity of any Seller Patent the expiration or termination of such Seller Patent, in each case unless and until terminated prior thereto by written agreement of the Seller and Purchaser.

1.3.             “Closing” and “Closing Date” have the meanings set forth in Section 2.

1.4.             “Effective Date” has the meaning set forth in the preamble above.

1.5.              “EU” means all member states (i.e., nations or countries) that as of the Closing Date are part of the European Union.

1.6.             “EU Initial Purchase Price Amount” has the meaning set forth in Section 3.2(a).

1.7.             “EU Patents” means any patent that is included in the Seller Patents and that was issued to any Seller Entity prior to the Closing Date by, or as to which any Seller Entity filed prior to the Closing Date an application for a patent with, the appropriate governmental office of any nation included in the EU.

1.8.             “Extraordinary License” means in respect of any Seller Patent a license agreement between a Purchaser Entity and a Person other than a Purchaser Entity pursuant to which such Person is granted the right to use or exploit the Seller Patent on an exclusive basis for a specified term of more than ten (10) years in respect of an exclusive territory and whereby such Person pays a substantial royalty at the commencement of such license agreement and is not obligated to pay more than 25% of the Purchaser’s customarily charged ongoing license royalty charge.

1.9.             “Guarantee” means the Guarantee by and between the Purchaser and Craig Machado being executed and delivered as of the Effective Date and providing for Craig Machado to guarantee the Seller’s obligations under this Agreement.

1.10.           “Issuing Authority” means the USPTO and each other governmental entity anywhere in the world which engages in the grant or registration of patents, trademarks or other intellectual property.

1.11.           “Key Seller Parties” means Craig Machado and Christian Machado, respectively the Chairman and President of the Seller and the Secretary of the Seller, and respectively the holders of 49.4% and 32.6% of the Seller’s issued and outstanding common stock.

1.12.           “Maximum Closing Payment” means Five Hundred Thousand Dollars ($500,000).

1.13.           “Net Third Party Licensing Royalties” means, except as provided below in this definition, cash or the fair market value of other consideration received or collected by a Purchaser Entity in connection with the licensing of Seller Intellectual Property to Persons who are not Purchaser Entities, less (i) costs and expenses incurred by a Purchaser Entity in arranging for and implementing the relevant licensing transaction, (ii) amounts refunded by a Purchaser Entity to the paying party, (iii) applicable sale and other excise, taxes, use taxes tariffs, export license fees and duties paid or allowed and (iv) commissions (not in excess of twelve percent (12%) of the  cash and fair market value of other consideration receivable by a Purchaser Entity) paid to employee or non-employee sales or licensing persons of a Purchaser Entity in respect of such transactions.  Net Third Party Licensing Royalties do not include any amount in respect of or determined on the basis of (a) Net Sales, (b) per-unit sales of SmartPac Units, (c) sales or leases of equipment or freight, shipping, insurance or related charges in connection with sales or leases of equipment, (d) fees for services provided to or at the request of any licensee or (e) Extraordinary Licenses.  Within forty-five (45) days following receipt of Seller’s reasonable written request, but not more often than once in any six-month period, the Purchaser shall provide the Seller with receipts or other reasonably available documentation to evidence amounts received and costs, expenses and other amounts used to determine the Net Third Party Licensing Royalties as defined herein.

1.14.           “Net Sales” means the cash or the fair market value of other consideration received or collected from commercial sales by any Purchaser Entity of Seller Products to Persons who are not Purchaser Entities less (i) trade, quantity or other discounts, (ii) shipping, storage, packing and insurance costs incurred by a Purchaser Entity in connection with such sale, (iii) amounts repaid or credited by reason of rejections, defects or returns or because of retroactive price reductions, (iv) applicable sales and other excise taxes, use taxes, tariffs, export license fees and duties paid or allowed and (v) commissions paid to employee or non-employee sales persons of a Purchaser Entity in respect of such sales.  Net Sales do not include any amount of Net Third Party Licensing Royalties or royalties or other payments in respect of Extraordinary Licenses. At Seller’s reasonable written request, but not more often than once per calendar quarter, the Purchaser shall provide the Seller with receipts or other reasonably available documentation to evidence amounts received and costs, expenses and other amounts used to determine the Net Sales as defined herein.

1.15.           “Partial Unit Royalty” shall mean in respect of any particular provision of this Agreement pertaining to sales of Partial Units, the amount specified in Section 3.5 for such provision.

1.16.           “Parties” means the Seller and the Purchaser.

1.17.           “Party in Fault” shall have the meaning set forth in Section 2.4(f).

1.18.            “Person” means a natural person and any corporation, partnership, limited liability company, trust, unincorporated organization, body politic, government, governmental agency or instrumentality or other entity of any type whatsoever.

1.19.           “Purchase Price” has the meaning set forth in Section 3.

1.20.           “Purchaser Closing Payoff Amount” means $54,452, which represents funds advanced by Purchaser Entities to the Seller prior to the Effective Date.

1.21.           ”Purchaser Entities” means the Purchaser and any Affiliate of the Purchaser.

1.22.           “Purchaser Indemnified Parties” has the meaning set forth in Section 7.1.

1.23.           “Restrictive Covenants Agreement” means the Restrictive Covenants Agreement to be entered into by and among the Key Seller Parties and the Purchaser on the Closing Date in substantially the form attached as Exhibit C with respect to the Key Seller Parties’ agreements as to confidentiality, non-competition, non-solicitation and other matters,

1.24.           “Restricted Period” has the meaning set forth in Section 10.3.

1.25.           “ROW Initial Purchase Price Amount” has the meaning set forth in Section 3.3(a).

1.26.           “ROW Nation” means any nation other than the United States, Mexico, Canada or any nation included in the EU.

1.27.           “ROW Patents” means any patent that is included in the Seller Patents and that was issued to any Seller Entity prior to the Closing Date by, or as to which any Seller Entity filed prior to the Closing Date an application for a patent with, the appropriate governmental office of any ROW Nation.

1.28.           “Seller Assets and Rights” means the Seller Intellectual Property and the Seller License Agreements.

1.29.           “Seller Business” means the businesses of using, applying, licensing or otherwise exploiting, in whole or in part, any or all of the Seller Intellectual Property or of marketing, selling, leasing, distributing, assembling, making, manufacturing, producing, servicing or otherwise dealing with Seller Products.

1.30.           “Seller Copyright” means all written, typed, printed, drawn, graphic, computer-designed or photographic depictions or materials owned or used by or licensed to any Seller Entity in connection with the Seller Business.

1.31.           “Seller Entities” means the Seller and all Affiliates of the Seller.

1.32.           “Seller Equipment” means machinery and equipment used at any time by any Seller Entity in connection with the Seller Business..

1.33.           “Seller Improvement” means any creation, development, idea, invention, discovery, enhancement or improvement that any Seller Entity conceives of, creates, develops or acquires, whether by license or otherwise, in respect of the subject matter of any other Seller Intellectual Property  or in respect of Seller Products.

1.34.            “Seller Intellectual Property” means all Seller Patents, Seller Trademarks, Seller Copyrights, Seller Knowhow, Seller Programs and all other types of intellectual property owned or used by or licensed to any Seller Entity of any nature or type whatsoever that has been used, licensed by or to any Seller Entity or is useable in connection with the Seller Business or any part thereof.

1.35.           “Seller Inventory” means all raw materials, goods, components, packaging, supplies and other materials of Seller Entities that exists or was acquired for use in the Seller Business.

1.36.           “Seller Knowhow” means all Seller Technical Information and all methods, technology, knowhow, trade secrets, inventions, processes, procedures and other knowledge that is or has been used or licensed by or to any Seller Entity or that is useable in any way in connection with any other Seller Intellectual Property or in connection with the Seller Business.

1.37.           “Seller License Agreements” means any agreement, understanding or arrangement whereby any Seller Entity has authorized or permitted any Person to use, apply, exploit or otherwise enjoy any Seller Intellectual Property.

1.38.           “Seller Patents” means all patents and patent applications owned, used or filed by or licensed to any Seller Entity and all divisions, reissues, substitutions, continuations, continuations-in-part, substitutions and extensions of any of the foregoing (whether related to such patent directly or through one or more intervening issued patents or pending patent applications) and any other patents or patent applications which claims any Seller Improvement.

1.39.           “Seller Products” mean any process, product or part thereof, the production, use, sale, lease or licensing of which relates to or is covered by or relates in any way, to in whole or in part, any Seller Intellectual Property or has been sold under or in connection with any Seller Trademark or that in any way embodies, contains or has been developed or made through use of any Seller Intellectual Property..

1.40.            “Seller Programs” means all programs, applications, instructions, commands, source code and object code, whether in printed, electronic or other format of computers, servers, processors or other electronic devices or processes.

1.41.           “Seller Protective Rights” shall mean in respect of Seller Patents as specified in Section 11, the rights from time to time, either through its own employees or other representatives, (a) during normal business hours of Seller Entities (i) to review and make copies of extracts of, the books and records of Seller Entities in respect of such Seller Patents and the Seller Entities’ use and licensing thereof and (ii) to consult with and provide advice to the senior officers of the Seller as to the Seller Entities’ use and licensing thereof, (b) to review and make copies of extracts of such other information in respect of such Patents as the Seller may reasonably request in writing and (c) if the Seller reasonably believes that the Purchaser is not causing to be taken all steps required by the relevant Issuing Authority to be taken to preserve and maintain the grant by the relevant Issuing Authority of any such Seller Patent, to require the Purchaser at the Purchaser’s expense to take such steps, provided, however, that the Seller shall not be required to seek, apply for or otherwise pursue any Seller Patent before any Issuing Authority which as of the Closing Date shall not have issued or recorded such Seller Patent.

1.42.           “Seller Similar Intellectual Property” means any type of patent, trademark, knowhow or other intellectual property, whether registered with or under grant of right issued by any governmental office, which relates in whole or in part to the subject matter of the Seller Intellectual Property or to any Seller Product or which provides for any alternative means of accomplishing or producing the purpose or result of any material aspect of any Seller Intellectual Property or of any Seller Product.

1.43.           “Seller Technical Information” means all drawings, schematics, manuals, instructions, measurements, data, specifications, technology and information, including improvements, developments and enhancements in respect thereof, whether or not patentable, which is necessary or useful for the use, implementation, sale, leasing or other commercial exploitation of any other Seller Intellectual Property or the production, assembly, design, sale, leasing or licensing of Seller Products, which is now known to or hereafter becomes known any Seller Entity.

1.44.           “Seller Trademarks” means all registered or unregistered now or hereafter held or used by or licensed to any Seller Entity in connection any Seller Patent (whether relating to the United States or any other part of the world) or any Seller Product, together in each case with all designs, logos, styles and other materials used in connection therewith.

1.45.           “SmartPac Unit” means (i) a container system that incorporates the following aspects of the technology under Seller Patents (but not including modifications of technology in the future) and that provides a modified atmospheric packaging system for the produce, floral and other industries for the purpose of reducing spoilage and promoting freshness: a carton, a PET plastic lid, a system for managing environmental conditions specific to the product enclosed within, and a seal (a “Full Unit”) and (ii) a component of the container system described in clause (i) of this definition but only if that component incorporates the technology under Seller Patents (but not including modifications of technology in the future) and that component is used in a container system of the type described in such clause (i) (a “Partial Unit”).

1.46.           “Stock Option Agreement” means an agreement substantially in the form of Exhibit A providing for the issuance to the Seller of options to purchase shares of common stock of the Purchaser for the purchase price of thirty cents ($.30) per share on the terms and conditions set forth therein.

1.47.            “Territory” means everywhere in the world.

1.48.           “Third party claim” has the meaning set forth in Section 7.3.

1.49.           “Third Party Proposal” has the meaning set forth in Section 2.8.

1.50.           “Third Party Transaction” has the meaning set forth in Section 2.8.

1.51.           “US/Mexico/Canada/Canada Patent” means any patent that is included in the Seller Patents and that was issued to any Seller Entity prior to the Closing Date by, or as to which any Seller Entity filed prior to the Closing Date an application for a patent with, the USPTO or the appropriate Issuing Authority of Mexico or Canada.

1.52.           “US/Mexico/Canada Royalty Amount” has the meaning set forth in Section 3.1(b)(i).

1.53.           “USPTO” means the United States Patent and Trademark Office.

1.54.           “US Patents” means any patent that is included in the Seller Patents and that was issued to any Seller Entity by, or as to which any Seller Entity filed an application with, the USPTO prior to the Closing Date.

2.                Seller Intellectual Property; Assignment of Certain Seller License Agreements; Equipment and Inventory Right of First Refusal.

2.1              Sale. Seller shall at the Closing sell, assign, transfer and convey to the Purchaser Seller’s entire right, title and interest in and to (i) all Seller Intellectual Property, together with the goodwill of the Seller Business carried on in connection with any Seller Intellectual Property (provided, however, that as to any Seller Intellectual Property licensed by any Person to a Seller Entity, the Seller Intellectual Property that shall be assigned, transferred and conveyed shall be the Seller Entity’s rights under such license); (ii) all claims, demands and rights of action, both statutory and based upon common law, that any Seller Entity has or might have by reason of any infringement of all or any part of any Seller Intellectual Property prior to, on or after the Effective Date, together with the right to prosecute such claims, demands and rights of action in Purchaser’s own name; and (iii) the Seller License Agreements listed on Schedule 2.1 (excluding, however, any liability or obligation in respect of any breach or claim of breach by any Seller Entity of any provision thereof).

2.2              Guarantee Agreement.  As of the Effective Date, Craig Machado is executing and delivering the Guarantee Agreement.

2.3              ROFR as to Seller Equipment and Seller Inventory.  (a) If after the Effective Date the Seller wishes to sell or otherwise dispose of any Seller Equipment or Seller Inventory to any Person, Seller shall give the Purchaser not less than thirty (30) days prior written notice of such proposed sale or other disposition and offer to sell such Seller Equipment or Seller Inventory to the Purchaser on the same price, terms and conditions as were offered by such Person, which price, terms and conditions shall be disclosed in full in such notice.  The Purchaser shall have thirty (30) days after the giving of such notice to accept such offer by written notice to the Seller.  If the Purchaser fails to respond within such thirty (30) day period, the Purchaser shall be deemed to have rejected such offer.  If the Purchaser accepts such offer, then the closing of such purchase and sale shall take place on the sixtieth (60th) day after the Seller’s giving of the notice of the offer to sell (or such other date as the Purchaser and the Seller shall agree in writing).  If the Purchaser fails to accept such offer as provided above, then for a period of sixty (60) days after the Seller’s giving of the offer notice to the Purchaser, the Seller shall have the right to sell the Seller Equipment or Seller Inventory specified in the Seller’s offer notice to the same Person.  If such sale fails to occur within such sixty (60) day period, then the Seller’s ability to sell or otherwise dispose of the Seller Equipment or Seller Inventory shall continue to be subject to the terms of this Section 2.3.  If such sale does so occur but includes less than all Seller Equipment and Seller Inventory, then the remaining Seller Equipment and Seller Inventory shall remain subject to the terms of this Section 2.3.

(b)       If the Seller wishes to scrap or abandon any Seller Equipment or Seller Inventory, then Seller shall so inform the Purchaser at least thirty (30) days prior to the scrapping or abandonment of the Seller Equipment or Seller Inventory and offer to allow the Purchaser to take possession of such Seller Equipment or Seller Inventory for no consideration. The Purchaser shall have thirty (30) days after the giving of such notice to accept such offer by written notice to the Seller.  If the Purchaser fails to respond within such thirty (30) day period, the Purchaser shall be deemed to have rejected such offer.  If the Purchaser accepts such offer, then the Purchaser may take possession of such Seller Equipment or Seller Inventory at any time on or prior to the sixtieth (60th) day after the Seller’s giving of the notice of such offer(or such other date as the Purchaser and the Seller shall agree in writing).  If the Purchaser fails to accept such offer as provided above, then for a period of sixty (60) days after the Seller’s giving of the offer notice to the Purchaser, the Seller shall have the right to abandon or scrap the Seller Equipment or Seller Inventory for no consideration.  If such abandonment or scrapping fails to occur within such sixty (60) day period, then the Seller’s ability to abandon or scrap the Seller Equipment or Seller Inventory shall continue to be subject to the terms of this Section 2.3.  If such abandonment or scrapping does so occur but includes less than all Seller Equipment and Seller Inventory, then the remaining Seller Equipment and Seller Inventory shall remain subject to the terms of this Section 2.3.

2.4              Closing.

(a)              Date and Place.  The closing of the sale and purchase of the Seller Assets and  Rights and related matters (the “Closing”) shall take place on such business day in Chicago, Illinois (the “Closing Date”) as the Purchaser shall specify by not less than two days prior notice to the Seller but not later than the thirtieth (30th) day next following the date as of which the Seller delivers to the Purchaser a complete set of reasonably complete Schedules to this Agreement as contemplated by the introductory language to this Agreement (or the next following business day in Chicago, Illinois if such thirtieth (30th) day shall not be a business day in Chicago, Illinois) or on such other date as the Parties shall specify in writing.  The Closing shall take place at the offices of the Purchaser’s counsel in Chicago, Illinois.

(b)           Closing Procedure.  At the Closing, each Party shall execute and deliver or cause to be executed and delivered to the other the agreements and instruments as shall be required of such Party and take such actions as shall be required of such Party as provided herein, and the Purchaser shall pay to the Seller the portion of the Purchase Price to be paid by the Purchaser at the Closing as specified in Section 3.1.

(c)            Ongoing Diligence; Mutual Cooperation.  From the Effective Date through the Closing Date, (i) the Purchaser shall be entitled to conduct and undertake any and all investigation, review and other diligence activities in respect of the Seller, the Seller Assets and Rights, the transactions contemplated by this Agreement and the Seller Business as the Purchaser may in its sole discretion deem necessary or appropriate; (ii) on request by the Purchaser, the Seller shall provide to the Purchaser any and all information and documents in its possession or control; and (iii) the Parties shall honor their respective obligations in this Agreement and in all other respects endeavor in good faith to take, and cooperate with the other Party in taking, all actions in respect of all matters deemed necessary or appropriate in connection with the transactions contemplated by this Agreement.

(d)           Conditions to Purchaser Obligations. The obligation of the Purchaser to consummate the purchase and sale of the Seller Assets and Rights and related matters at the Closing shall be subject to the satisfaction, in the Purchaser’s sole and exclusive discretion, with all of the following or the waiver by the Purchaser, in the Purchaser’s sole and exclusive discretion, of the satisfaction of any one or more of the following:

(i)
All representations and warranties by the Seller herein shall have been true and complete when made as of the Effective Date and on the Closing Date shall be  true and complete  as if made on and as of the Closing Date;

(ii)
The Seller shall have transferred to Purchaser Entities all of the Seller Assets and Rights and shall have fulfilled all covenants and agreements of the Seller hereunder required to be fulfilled by or on the Closing Date;

(iii)
The Seller’s Board of Directors and stockholders shall have duly and validly approved this Agreement and all transactions contemplated by this Agreement in accordance with the Seller’s articles of incorporation, bylaws and applicable law;

(iv)
The Seller shall have delivered to the Purchaser the written certification by the President of the Seller attesting to the matters in (i), (ii) and (iii) above and certified and attached copies of the Board of Director and stockholder resolutions contemplated in (iii) above and certified and attached copies of Seller’s articles of incorporation and bylaws, which certification shall be satisfactory in form and substance to the Purchaser;

(v)
The Seller shall have executed and delivered, or cause to be executed and delivered, to the Purchaser all agreements and instruments required by the terms of this Agreement to be delivered at the Closing;

(vi)
Except as disclosed in Schedule 4.14 there shall not be pending against any Seller Entity any legal proceeding of any nature or type; any governmental investigation or proceeding before the USPTO or any other Issuing Authority anywhere in the world; or against any Person any legal proceeding or governmental investigation that challenges the legality, validity or propriety of any transaction contemplated by this Agreement;

(vii)
No Seller Entity shall have received any written communication claiming, stating or indicating, and no legal proceeding, governmental investigation or proceeding before the USPTO or any other Issuing Authority shall have been commenced, which claims, state or indicates, that any Seller Intellectual Property infringes, misappropriates or otherwise violates, or may infringe upon, misappropriate or otherwise violate, any intellectual property of any other Person or that any Seller Intellectual Property has not been validly issued or registered or is not being validly used;

(viii)
The Purchaser’s review of the Seller Assets and Rights, the Seller Business or other information shall not have revealed any indication that the purchase or use by the Purchaser of the Seller Assets and Rights or any portion thereof will cause any Purchaser Entity to incur or be named in any legal proceeding of any nature or type or any governmental investigation or proceeding before the USPTO or any other Issuing Authority;

(ix)
A search of Uniform Commercial Code, tax lien or judgment lien records in the States of California and Delaware shall not have revealed any records or liens, security interests or claims as to any Seller Assets and Rights except as disclosed in a Schedule to this Agreement;

(x)
A search of state and federal court records of state or federal courts sitting in the States of California and Delaware shall not have revealed the pendency of any legal proceeding against any Seller Entity except as disclosed in a Schedule to this Agreement;

(xi)
A review by patent counsel of the Seller Patents shall not have revealed, as determined in the sole discretion of the Purchaser, any material weakness in the strength of any Seller Patent, any material possibility of infringement by any Seller Patent of any rights of any other Person or any concern about the records of ownership of any Seller Patent;

(xii)	The Purchaser shall have obtained funds or binding commitments for funds equal in amount to the portion of the Purchase Price to be paid on the Closing Date;

(xiii)	The Purchaser shall have received the fully executed reaffirmation, satisfactory in form and substance to the Purchaser, of the Guarantee Agreement;

(xiv)	The Key Seller Parties shall have executed and delivered the Restrictive Covenants Agreement; and

(xv)
From the Effective Date to the Closing Date, as determined by the Purchaser in its sole discretion, no material adverse event shall have occurred or become known to be reasonably likely to occur on or after the Closing Date with respect to any Seller Entity, the Seller Assets and Rights or the Seller Business.

(e)            Conditions to Seller Obligations. The obligation of the Seller to consummate the purchase and sale of the Seller Assets and Rights and related matters at the Closing shall be subject to the satisfaction, in the Seller’s sole and exclusive discretion, with all of the following or the waiver by the Seller, in the Seller’s sole and exclusive discretion, of the satisfaction of any one or more of the following:

(i)
All representations and warranties by the Purchaser herein shall have been true and complete when made as of the Effective Date and on the Closing Date shall be  true and complete  as if made on and as of the Closing Date;

(ii)
The Purchaser shall have paid the cash portion of the Purchase Price to be delivered to the Seller at the Closing and shall have fulfilled all other covenants and agreements of the Purchaser hereunder required to be fulfilled by or on the Closing Date;

(iii)
The Purchaser’s Board of Directors shall have duly and validly approved this Agreement and all transactions contemplated by this Agreement in accordance with the Purchaser’s articles of incorporation, bylaws and applicable law;

(iv)
The Purchaser shall have delivered to the Seller the written certification by the President of the Purchaser attesting to the matters in (i), (ii) and (iii) above and certified and attached copies of the Board of Director resolutions contemplated in (iii) above, which certification shall be satisfactory in form and substance to the Seller; and

(v)
The Purchaser shall have executed and delivered, or cause to be executed and delivered, to the Purchaser all agreements and instruments required by the terms of this Agreement to be delivered at the Closing.

(f)           Termination.  Either Party shall be entitled to terminate this Agreement by written notice to the other Party on or prior to the Closing Date if any representation or warranty by the other Party shall have been false in any respect when made, if the other Party shall have failed to honor any obligation of such other Party in this Agreement or if any condition to the terminating Party’s obligations under this Agreement shall not have been satisfied as provided in this Section 2.3; provided, however, that a Party whose representations or warranties provided in or pursuant to this Agreement were false when made in any material respect or who is  in material breach of this Agreement (a “Party in Fault”) shall not be entitled to terminate.  If both Parties are Parties in Fault by the final date for Closing, then this Agreement shall terminate automatically without liability of either Party to the other in respect of this Agreement or the transactions contemplated hereby.  Termination of this Agreement shall be the sole remedy of the Parties hereto in the event the Closing fails to occur for any reason, except that a Party who is not a Party in Fault shall be entitled to specific performance by the Party if such other Party is a Party in Default and shall be entitled to recover from the Party in Default all costs and expenses, including but not limited to fees and expenses of counsel, incurred by the terminating Party in connection with evaluating, investigating and determining to engage in the transactions contemplated by this Agreement and in connection with the negotiation, execution and preparation for Closing of this Agreement and the transactions contemplated hereby.  For purposes of this Section 2.3(f), if any failure of any representation or warranty by a Key Seller Party in the Guarantee and Key Parties Restrictions Agreement and any failure by a Key Seller Party to honor an obligation of the Key Seller Party in the Guarantee and Key Parties Restrictions Agreement shall be attributed to the Seller and shall cause the Seller to be a Party in Fault.

2.5            Closing Deliveries. At the Closing:

(a)           Each transferring Seller Entity shall execute and deliver to the Purchaser an instrument for each of the Seller Patents and Seller Trademarks that have been issued by or filed with the USPTO, which instrument shall be suitable for recording with the USPTO the assignment of each such Seller Patent and Seller Trademark and shall be reasonably satisfactory in form and substance to the Purchaser.

(b)           Each transferring Seller Entity shall execute and deliver to the Purchaser a form of assignment reasonably satisfactory in form and substance to the Purchaser as to all Seller Patents and Seller Trademarks issued by or filed with any Issuing Authority other than the USPTO.

(c)           Each transferring Seller Entity shall execute and deliver to the Purchaser a form of Bill of Sale, Assignment and Assumption reasonably satisfactory in form and substance to the Purchaser in order to provide for the sale and assignment by each Seller Entity of the Seller Inventory and the Seller License Agreements set forth on Schedule 2.1 and the Purchaser shall execute and deliver the same instrument in acceptance and assumption of the future obligations of Seller Parties under such Seller License Agreements but not any obligation for any breach of any provision thereof by any Seller Entity or any obligation to pay any money in respect of any action, event, circumstance, period of time or transaction taking place or occurring on or prior to the Closing Date.

2.6           Future Filings. In addition, from time to time from and after the Closing Date, each Seller Entity shall on request by a Purchaser Entity execute and deliver to the requesting Purchaser Entity such form or forms of transfer or assignment as may be necessary or appropriate, in the reasonable judgment of such Purchaser Entity in order to effectuate the transfer or assignment of each Seller Patent and each Seller Trademark in all jurisdictions of the world where it may be necessary or appropriate in the judgment of the requesting Purchaser Entity to record or file such form.  As of the Closing Date, the Seller shall also execute and deliver to the Purchaser an Irrevocable Power of Attorney reasonably satisfactory in form and substance to the Purchaser to authorize each Purchaser Entity to execute and record or file in any governmental office anywhere in the world any instrument deemed necessary or appropriate by any Purchaser Entity in order to provide for or facilitate the assignment of Seller Patents and Seller Trademarks as provide

2.7           Conduct of Business.  During the time period from the Effective Date until the earlier to occur of (a) the Closing and (b) the termination of this Agreement in accordance with the provisions of this Section 2, Seller covenants and agrees that, except as expressly contemplated by this Agreement, Seller will not, without Purchaser’s prior written consent:  (i) enter into any transaction that would reasonably be expected to materially and adversely affect the Seller Assets and Rights or any portion of them; (ii) enter into any, or amend, modify, terminate, release or waive in whole or in part any provision or rights under any, license agreement or other grant of permission for any Person to use, sublicense or otherwise exploit any Seller Intellectual Property; (iii) enter into any, or amend, modify, terminate, release or waive in whole or in part any provision or rights under any, material contract; (iv) grant or knowingly permit any lien, claim, encumbrance or security interest on any of the Seller Assets and Rights; (v) sell, transfer, assign, convey, lease, license or otherwise dispose of or license any of the Seller Assets and Rights; (vi) enter into any contract, option or other right for the purchase or sale of any of the Seller Assets and Rights; (vii) waive or release any material right or claim relating to the Seller Assets and Rights or any portion thereof; or (viii) take or agree in writing or otherwise to take, any of the actions described in clauses (i) through (vii) in this Section 2.7.

2.8           No Other Negotiations.  From and after the Effective Date until the Closing or termination of this Agreement pursuant to this Section 2, no Seller Entity will with respect to the Seller Assets and Rights or any portion of them, (i) solicit, initiate, seek, facilitate or induce the making, submission or announcement of any Third Party Proposal (as hereinafter defined), (ii) enter into, participate in, maintain or continue any communications or negotiations regarding, or deliver or make available to any Person any information with respect to, or take any other action regarding, any Third Party Proposal, (iii) agree to, accept, approve, endorse or recommend any Third Party Proposal, or (iv) enter into any letter of intent or any other contract contemplating or otherwise relating to any Third Party Proposal.  Each Seller Entity will immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the Effective Date with respect to any Third Party Proposal.  “Third Party Proposal” means any offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest by the Purchaser) contemplating or otherwise relating to any Third Party Transaction. “Third Party Transaction” means the possible sale, purchase, lease or license of all or any of the Seller Assets and Rights. Seller shall promptly notify the Purchaser after receipt by Seller, of (i) any Third Party Proposal, or (ii) any request for information relating to the Seller Assets and Rights or any portion thereof or for access to any of the properties, books or records of Seller relating to the Seller Assets and Rights or any portion thereof by any Person or Persons other than the Purchaser.  Seller shall keep the Purchaser reasonably informed of the status of any such inquiry, proposal or offer and any correspondence or communications related thereto.

3.           Purchase Price.  Purchaser hereby agrees to pay, and grant options to, the Seller as follows in respect of the sale, assignment, transfer and conveyance of the Seller Assets and Rights (such amounts and issuance being referred to herein as the “Purchase Price”).

3.1           US, Mexico and Canada.

(a)           At the Closing, Purchaser shall pay to the Seller in cash or other immediately avalable funds the amount determined by subtracting (i) the Purchaser Payoff Amount from (ii) the Maximum Closing Payment.

(b)
(i)  Subject to Section 3.1(h) and Section 3.5, until such time as the amounts paid to Seller pursuant to this Section 3.1(b)(i) total in the aggregate FOURTEEN MILLION FIVE HUNDRED THOUSAND DOLLARS ($14,500,000) (the “US/Mexico/Canada Royalty Amount”), Purchaser hereby agrees to pay to Seller as provided below the following amounts: As to sales by any Purchaser Entity of SmartPac Units in the United States, Mexico or Canada, (i) a royalty of TWENTY-FIVE CENTS ($.25) per Full  Unit and of the Partial Unit Royalty per Partial Unit and (ii) a royalty of FIFTY PERCENT (50%) of the Net Third Party Licensing Royalties received by the Purchaser Entities  from any licensee (other than any Purchaser Entity) in respect of the grant of the right to use or otherwise exploit Seller Patents in the United States, Mexico or Canada.

(ii) If on or prior to the end of the fifteen-year period commencing on the Closing Date (or such longer period as the Seller and Purchaser may agree in writing), the Purchaser shall not have paid to the Seller royalties pursuant to Section 3.1(b)(i) which aggregate at least the US/Mexico/Canada Royalty Amount, then (unless (x) the Seller or a Key Seller Party shall have materially breached this Agreement, the Guaranty or the Key Parties Restriction Agreement and not cured the same to the satisfaction of the Purchaser is its sole discretion or (y) the Seller or a Key Seller Party shall have made a material misrepresentation therein or in any other agreement or instrument delivered in connection therewith) the Purchaser shall at the Purchaser’s sole option, either pay to the Seller the difference between the US/Mexico/Canada Royalty Amount and the aggregate amount of such royalties paid or re-convey all of the US/Mexico/Canada Patents to the Seller to the extent they exist and have not expired by such time.  All amounts paid by a Purchaser Entity pursuant to Section 3.1(b)(i) and this Section 3.1(b)(ii) shall be counted toward the payment of the US/Mexico/Canada Royalty Amount.  Such re-conveyance of the US/Mexico/Canada Patents shall be the Seller’s sole right and remedy for the failure of the Purchaser to pay the US/Mexico/Canada Royalty Amount.  If the Seller wishes to exercise its right to have the US/Mexico/Canada Patents re-conveyed to the Seller, the Seller must within thirty (30) days after the end of such fifteen-year period so notify the Purchaser in writing and reimburse the Purchaser Entities for any and all costs and expenses incurred by any Purchaser Entity in maintaining or pursuing the US/Mexico/Canada Patents during such fifteen-year period.  If the Seller fails to take such actions prior to the end of such thirty (30) day period, the Seller shall be deemed to have forfeited its right to have the US/Mexico/Canada Patents re-conveyed, and all of the same shall irrevocably belong to the Purchaser.  SUCH RE-CONVEYANCE SHALL BE ON AN “AS IS,WHERE IS” BASIS ENTIRELY WITHOUT REPRESENTATION, WARRANTY, COST, EXPENSE OR LIABILITY TO THE PURCHASER ENTITIES, PROVIDED, HOWEVER, THAT THE PURCHASER SHALL REPRESENT AND WARRANT IN WRITING AFTER RECEIPT OF THE SELLER’S NOTICE THAT IT WISHES TO EXERCISE ITS RIGHT TO RECONVEYANCE THAT THE US/MEXICO/CANADA PATENTS ARE NOT SUBJECT TO ANY LIEN, CLAIM OR ENCUMBRANCE CREATED BY A PURCHASER ENTITY OTHER THAN LICENSES OR OTHER RIGHTS TO USE GRANTED BY A PURCHASER ENTITY (OTHER THAN TO OTHER PURCHASER ENTITIES).  AT THE TIME OF RE-CONVEYANCE OF THE US/MEXICO/CANADA PATENTS, THE SELLER SHALL ASSUME ALL SUCH LICENSES AMD OTHER RIGHTS (OTHER THAN OBLIGATIONS FOR BREACH BY A PURCHASER ENTITY PRIOR TO SUCH RE-CONVEYANCE). NO PURCHASER ENTITY SHALL HAVE ANY OBLIGATION TO MAINTAIN OR SAFEGUARD ANY US/MEXICO/CANADA PATENT.  ALL REPRESENTATIONS OR WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PURPOSE AND ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, ARE HEREBY EXPRESSLY DISCLAIMED.

(iii) Subject to Section 3.1(h), in addition to the amounts payable pursuant to Sections 3.1(b)(ii), until such time as the sum of (A) the royalties paid to Seller pursuant to this Section 3.1(b)(iii), (B) the royalties paid to Seller pursuant to Section 3.2(b) and (c) and (C) all other amounts paid by Purchaser to Seller pursuant to Section 3.2(a) total in the aggregate ONE MILLION DOLLARS ($1,000,000), Purchaser hereby agrees to pay to Seller as provided below a royalty of TWENTY-FIVE PERCENT (25%) of the Net Third Party Licensing Royalties received from any licensee of Purchaser (other than any Purchaser Entity) in respect of the grant of the right to use or otherwise exploit Seller Patents in the United States, Mexico or Canada; provided, however, that such TWENTY-FIVE PERCENT (25%) of the Net Third Party Licensing Royalties shall no longer be payable after the end of the six-month period specified in Section 3.2(b) (as extended by mutual written agreement of the Parties).

(c)           Subject to Section 3.1(h) and Section 3.5, from and after the time as of which the royalties paid to the Seller pursuant to Section 3.1(b)(i) and (ii) shall have aggregated FOURTEEN MILLION FIVE HUNDRED THOUSAND DOLLARS ($14,500,000 Purchaser shall pay to Seller as provided below (i) a royalty of FIFTEEN CENTS ($.15) per Full Unit and of the Partial Unit Royalty per Partial Unit sold by a Purchaser Entity in the United States, Mexico or Canada and (ii) a royalty of TWENTY-FIVE PERCENT (25%) of the Net Third Party Licensing Royalties received by the Purchaser Entities  from any licensee (other than any Purchaser Entity) in respect of the grant of the right to use or otherwise exploit Seller Patents in the United States, Mexico or Canada.

(d)           If Purchaser Entities re-sell (other than to another Purchaser Entity) all or any portion of the Seller Intellectual Property that includes all or substantially all of the US/Mexico/Canada Patents or grant an Extraordinary License of the Seller Intellectual Property (other than to another Purchaser Entity) that both includes substantially all of the the US/Mexico/Canada Patents and is for all or substantially all of the United States, Canada and Mexico prior to the payment of the US/Canada/Mexico Royalty Amount, the Purchaser shall pay to the Seller the sum of (x) the amount by which  the US/Canada/Mexico Royalty Amount exceeds  the aggregate amount of payments by Purchaser Entities under Section 3.1(b)(i), plus (y) the amount (if any) of 50% of the net resale value received by Purchaser Entities in excess of FIFTEEN MILLION DOLLARS ($15,000,000).  The net resale value shall be the aggregate value of all consideration received by the Purchaser in respect of the re-sale of all or any portion of the Seller Intellectual Property that includes the US/Mexico/Canada Patents (including for purposes of this clause (d) the aggregate amount of upfront royalties paid in respect of an Extraordinary License thereof), reduced by the sum of (i) all costs and expenses, including reasonable fees of counsel, incurred by Purchaser Entities in connection with such re-sale or Extraordinary License (which may include a reasonable allocation of costs and expenses that relate to a transaction that involves more than the US/Mexico/Canada Patents) and (ii) all taxes incurred by the Purchaser Entities in connection with such re-sale or grant of Extraordinary License.  If any consideration other than cash is received by Purchaser Entities in such re-sale, such consideration shall, at the Purchaser’s option, either be transferred pro-rata to the Seller or be retained by the Purchaser Entities which shall then pay to the Seller 50% of the reasonably determined fair market value thereof.

(e)           If the Purchaser re-sells (other than to another Purchaser Entity) all or any portion of the Seller Intellectual Property that includes the US/Mexico/Canada Patents or grants an Extraordinary License (other than to another Purchaser Entity) of all or any portion of the Seller Intellectual Property that includes the US/Mexico/Canada Patents after the payment of the US/Canada/Mexico Royalty Amount pursuant to Section 3.1(b)(i), the Purchaser shall pay to the Seller the amount (if any) of 25% of the net resale value received by the Purchaser in excess of FIFTEEN MILLION DOLLARS ($15,000,000).  The net resale value shall be the aggregate value of all consideration received by the Purchaser in respect of the re-sale of the the Seller Intellectual Property that includes US/Mexico/Canada Patents (including for purposes of this clause (e) the aggregate amount of upfront royalties paid in respect of an Extraordinary License thereof), reduced by the sum of (i) all costs and expenses, including reasonable fees of counsel, incurred by Purchaser Entities in connection with such re-sale or grant of an Extraordinary License (which may include a reasonable allocation of costs and expenses that relate to a transaction that involves more than the US/Mexico/Canada Patents) and (ii) all taxes incurred by the Purchaser Entities in connection with such re-sale or grant.  If any consideration other than cash is received by Purchaser Entities in such re-sale or grant, such consideration shall, at the Purchaser’s option, either be transferred pro-rata to the Seller or be retained by the Purchaser Entities which shall then pay to the Seller 25% of the reasonably determined fair market value thereof.

(f)           Payment of royalties and other amounts by the Purchaser under this Section 3.1 shall be subject to receipt by a Purchaser Entity of, (i) in respect of sales by a Purchaser Entity, the purchase price of the SmartPac Unit, (ii) in respect of Net Third Party Licensing Royalties to a Purchaser Entity, the receipt of such Net Third Party Licensing Royalties and (iii) in respect of amounts payable on account of re-sale of, or grant of Extraordinary License of Seller Intellectual Property that includes any, US/Mexico/Canada Patents, the receipt of the re-sale or Extraordinary License consideration payable therefore.

(g)           All payments required of the Purchaser pursuant to this Section 3.1 shall be by wire transfer to the account set forth on Exhibit B.  All royalties payable pursuant to Section 3.1(b) or (c) shall be determined on a calendar quarter basis and shall be payable by the Purchaser no later than ninety (90) days after the end of each calendar quarter.

(h)           Notwithstanding anything to the contrary in this Agreement and subject to Section 3.5, (i) the amounts to be paid under Section 3.1(b) or (c) shall from and after the end of the Applicable Term in respect of any sale of any SmartPac Unit be reduced to SEVEN AND ONE-HALF CENTS ($.075) per Full Unit and to the Partial Unit Royalty per Partial Unit and (ii) no royalty or other payment under Section 3.1(b) or (c) shall be payable from or after the end of the Applicable Term in respect of any grant, whether before or after the Closing Date, of any right to use or exploit any Seller Intellectual Property in the United States, Mexico or Canada or any resale of, or grant of Extraordinary License as to, any Seller Intellectual Property that includes any United States/Mexico/Canada Patent.

3.2	European Union

(a)           Prior to the end of the six-month period commencing on the Closing Date (or such longer period as the Seller and Purchaser may agree in writing), unless (x) the Seller or a Key Seller Party shall have materially breached this Agreement, the Guaranty or the Key Parties Restriction Agreement and not cured the same to the satisfaction of the Purchaser is its sole discretion or (y) the Seller or a Key Seller Party shall have made a material misrepresentation therein or in any other agreement or instrument delivered in connection therewith, the Purchaser shall, at the Purchaser’s sole option, either pay to the Seller in cash or other immediately available funds the aggregate amount of ONE MILLION DOLLARS ($1,000,000) (the “EU Initial Purchase Price Amount”) or re-convey all of the EU Patents to the Seller to the extent they exist and have not expired by such time.  All amounts paid by a Purchaser Entity pursuant to Secton 3.1(b)(iii) and Section 3.2(b) or (c) during such six-month period shall be counted toward the payment of, and as having been paid by the Purchaser toward, the EU Initial Purchase Price Amount.  Such re-conveyance of the EU Patents shall be the Seller’s sole right and remedy for the failure of the Purchaser to pay the EU Patent Initial Purchase Price Amount.  If the Seller wishes to exercise its right to have EU Patents re-conveyed to the Seller, the Seller must (i) within thirty (30) days after the end of such six (6) month period so notify the Purchaser in writing and reimburse the Purchaser Entities for any and all costs and expenses incurred by any Purchaser Entity in maintaining or pursuing EU Patents, (ii) execute and deliver to the Purchaser a promisory note reasonably satisfactory in form and substance to the Purchaser having as its initial principal amount the sum of all amounts paid to a Seller Entity pursuant to Section 3.1(b)(iii) and (iii) if requested by the Purchaser execute and deliver such agreements and instruments as the Purchaser may request, the terms of which shall be reasonably satisfactory to the Purchaser and the Seller, providing for the grant to the Purchaser of liens and security interests in and to the Seller Patents in order to secure the obligations of Seller Entities in respect of the promissory note delivered pursuant to clause (ii) above and such agreements and instruments providing for the grant of such liens and security interests.   If the Seller fails to take such actions prior to the end of such thirty (30) day period, the Seller shall be deemed to have forfeited its right to have the EU Patents re-conveyed, and all of the same shall irrevocably belong to the Purchaser.  SUCH RE-CONVEYANCE SHALL BE ON AN “AS IS,WHERE IS” BASIS ENTIRELY WITHOUT REPRESENTATION, WARRANTY, COST, EXPENSE OR LIABILITY TO THE PURCHASER ENTITIES, PROVIDED, HOWEVER, THAT THE PURCHASER SHALL REPRESENT AND WARRANT IN WRITING AFTER RECEIPT OF THE SELLER’S NOTICE THAT IT WISHES TO EXERCISE ITS RIGHT TO RECONVEYANCE THAT THE EU PATENTS ARE NOT SUBJECT TO ANY LIEN, CLAIM OR ENCUMBRANCE CREATED BY A PURCHASER ENTITY OTHER THAN LICENSES OR OTHER RIGHTS TO USE GRANTED BY A PURCHASER ENTITY (OTHER THAN TO OTHER PURCHASER ENTITIES).  AT THE TIME OF RE-CONVEYANCE OF THE EU PATENTS, THE SELLER SHALL ASSUME ALL SUCH LICENSES AND OTHER RIGHTS (OTHER THAN OBLIGATIONS FOR BREACH BY A PURCHASER ENTITY PRIOR TO SUCH RE-CONVEYANCE).  NO PURCHASER ENTITY SHALL HAVE ANY OBLIGATION TO MAINTAIN OR SAFEGUARD ANY EU PATENT.  ALL REPRESENTATIONS OR WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PURPOSE AND ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, ARE HEREBY EXPRESSLY DISCLAIMED.

(b)           Subject to Section 3.2(h) and Section 3.5, until such time as the aggregate royalties paid to Seller Entities pursuant to this Section 3.2(b) total in the aggregate FOURTEEN MILLION DOLLARS ($14,000,000), Purchaser hereby agrees to pay to Seller as provided below the following royalty amounts: (i) as to sales by any Purchaser Entity of SmartPac Units in any nation that is part of the European Union, a royalty of TWENTY-FIVE CENTS ($.25) per Full Unit and of the Partial Unit Royalty per Partial Unit and (ii) as to Net Third Party Licensing Royalties received by the Purchaser Entities  a royalty of FIFTY PERCENT (50%) of the Net Third Party Licensing Royalties received by Purchaser from any licensee of Purchaser (other than any Purchaser Entity) in respect of the grant of the right to use or otherwise exploit Seller Patents in any nation within the European Union.  Royalties applied toward payment of the amount specified in Section 3.2(a) shall not be counted toward the FOURTEEN MILLION DOLLARS ($14,000,000) amount specified above.

(c)           Subject to Section 3.2(h) and Section 3.5, from and after such time as the royalties paid to Seller Entities pursuant to Section 3.2(b) total in the aggregate FOURTEEN MILLION DOLLARS ($14,000,000) Purchaser hereby agrees to pay to Seller as provided below the following royalty amounts for the Applicable Term: (i) as to sales after such time by any Purchaser Entity of SmartPac Units in any nation that is part of the European Union, (i) a royalty of FIFTEEN CENTS ($.15) per Full Unit and of the Partial Unit Royalty per Partial Unit, and (ii) as to Net Third Party Licensing Royalties received by the Purchaser Entities after such time a royalty of TWENTY-FIVE PERCENT (25%) of the Net Third Party Licensing Royalties received by Purchaser from any licensee of Purchaser (other than any Purchaser Entity) in respect of the grant of the right to use or otherwise exploit Seller Patents in any nation within the European Union.

(d)           If Purchaser Entities re-sell (other than to another Purchaser Entity) all or any portion of the Seller Intellectual Property that includes all or substantially all of the EU Patents or grant an Extraordinary License (other than to another Purchaser Entity) of the Seller Intellectual Property that includes all or substantially all of the the EU Patents and that is for all or substantially all of the territory of the EU prior to the payment of the maximum amounts payable to the Seller pursuant to Sections 3.2(a) and (b), the Purchaser shall pay to the Seller the sum of (x) the amount by which FIFTEEN MILLION DOLLARS ($15,000,000) exceeds the aggregate amount of payments by Purchaser Entities under Sections 3.2(a) and (b), plus (y) the amount (if any) of 50% of the net resale value received by Purchaser Entities in excess of FIFTEEN MILLION DOLLARS ($15,000,000).  The net resale value shall be the aggregate value of all consideration received by Purchaser Entities in respect of the re-sale of all or any portion of the Seller Intellectual Property that includes the EU Patents (including for purposes of this clause (d) the aggregate amount of upfront royalties paid in respect of an Extraordinary License thereof), reduced by the sum of (i) all costs and expenses, including reasonable fees of counsel, incurred by Purchaser Entities in connection with such re-sale or Extraordinary License (which may include a reasonable allocation of costs and expenses that relate to a transaction that involves more than the EU Patents) and (ii) all taxes incurred by the Purchaser Entities in connection with such re-sale or grant of Extraordinary License.  If any consideration other than cash is received by Purchaser Entities in such re-sale, such consideration shall, at the Purchaser’s option, either be transferred pro-rata to the Seller or be retained by the Purchaser Entities which shall then pay to the Seller 50% of the reasonably determined fair market value thereof.

(e)           If Purchaser Entities re-sell all or any portion of the Seller Intellectual Property that includes the EU Patents or grant an Extraordinary License of all or any portion of the Seller Intellectual Property that includes the EU Patents after the payment of the maximum amounts payable to the Seller pursuant to Section 3.2(a) and (b), the Purchaser shall pay to the Seller the amount of 25% of the net resale value received by the Purchaser in excess of the sum of FIFTEEN MILLION DOLLARS ($15,000,000).  The net resale value shall be the aggregate value of all consideration received by the Purchaser in respect of the re-sale of the Seller Intellectual Property that includes EU Patents (including for purposes of this clause (e) the aggregate amount of upfront royalties paid in respect of an Extraordinary License thereof), reduced by the sum of (i) all costs and expenses, including reasonable fees of counsel, incurred by Purchaser Entities in connection with such re-sale or grant of an Extraordinary License (which may include a reasonable allocation of costs and expenses that relate to a transaction that involves more than the EU Patents) and (ii) all taxes incurred by the Purchaser Entities in connection with such re-sale or grant.  If any consideration other than cash is received by Purchaser Entities in such re-sale or grant, such consideration shall, at the Purchaser’s option, either be transferred pro-rata to the Seller or be retained by the Purchaser Entities which shall then pay to the Seller 25% of the reasonably determined fair market value thereof.

(f)           Payment of royalties and other amounts by the Purchaser under this Section 3.2 shall be subject to receipt by a Purchaser Entity of, (i) in respect of sales by a Purchaser Entity, the purchase price of the SmartPac Unit, (ii) in respect of Net Third Party Licensing Royalties to a Purchaser Entity, the receipt of such Net Third Party Licensing Royalties and (iii) in respect of amounts payable on account of re-sale of, or grant of Extraordinary License of Seller Intellectual Property that includes any, EU Patents, the receipt of the re-sale or Extraordinary License consideration payable therefor.

(g)           All payments required of the Purchaser pursuant to this Section 3.2 shall be in United States dollars and shall be by wire transfer to the account set forth on Exhibit B.  All royalties payable pursuant to Section 3.2(b) or (c) shall be determined on a calendar quarter basis and shall be payable by the Purchaser no later than ninety (90) days after the end of each calendar quarter.  The conversion of non-US dollar currencies into US dollars for purposes of payments required of the Purchaser pursuant to this Section 3.2 shall be made on the basis of such generally published exchange rates as shall be reasonably available to the Purchaser at or around the time of payment to the Seller.

(h)           Notwithstanding anything to the contrary in this Agreement and subject to Section 3.5, (i) the amounts to be paid under Section 3.2(b) or (c) shall from and after the end of the Applicable Term in respect of any sale of any SmartPac Unit be reduced to SEVEN AND ONE-HALF CENTS ($.075) per Full Unit and to the Partial Unit Royalty per Partial Unit and (ii)  no royalty or other payment under Section 3.2(b) or (c)  shall be payable after the end of the Applicable Term in respect of any grant, whether before or after the Closing Date, of any right to use or exploit any Seller Patent in any nation that is part of the European Union or any re-sale of, or grant of Extraordinary License of any Seller Intellectual property that includes any EU Patents.

3.3	Rest of the World.

(a)           Prior to the end of the eighteen (18) month period commencing on the Closing Date (or such longer period as the Seller and Purchaser may agree in writing), unless (x) the Seller or a Key Seller Party shall have materially breached this Agreement, the Guaranty or the Key Parties Restriction Agreement and not cured the same to the satisfaction of the Purchaser is its sole discretion or (y) the Seller or a Key Seller Party shall have made a material misrepresentation therein or in any other agreement or instrument delivered in connection therewith, the Purchaser shall, at the Purchaser’s sole option, either pay to the Seller in cash or other immediately available funds the aggregate amoun of ONE MILLION DOLLARS ($1,000,000) (the “ROW Initial Purchase Price Amount”),  or re-convey all of the ROW Patents to the Seller to the extent they exist and have not expired by such time.  All amounts paid by a Purchaser Entity pursuant to Section 3.3(b) or (c) during such eighteen (18) month period shall be counted toward the payment of the ROW Initial Purchase Price Amount.  Such re-conveyance of the ROW Patents shall be the Seller’s sole right and remedy for the failure of the Purchaser to pay such ROW Initial Purchase Price Amount.  If the Seller wishes to exercise its right to have ROW Patents re-conveyed to the Seller, the Seller must within thirty (30) days after the end of such eighteen (18) month period so notify the Purchaser in writing and reimburse the Purchaser Entities for any and all costs and expenses incurred by any Purchaser Entity in maintaining or pursuing ROW Patents.  If the Seller fails to take such actions prior to the end of such thirty (30) day period, the Seller shall be deemed to have forfeited its right to have the ROW Patents re-conveyed, and all of the same shall irrevocably belong to the Purchaser.  SUCH RE-CONVEYANCE SHALL BE ON AN “AS IS,WHERE IS” BASIS ENTIRELY WITHOUT REPRESENTATION, WARRANTY, COST, EXPENSE OR LIABILITY TO THE PURCHASER ENTITIES, PROVIDED, HOWEVER, THAT THE PURCHASER SHALL REPRESENT AND WARRANT IN WRITING AFTER RECEIPT OF THE SELLER’S NOTICE THAT IT WISHES TO EXERCISE ITS RIGHT TO RECONVEYANCE THAT THE ROW PATENTS ARE NOT SUBJECT TO ANY LIEN, CLAIM OR ENCUMBRANCE CREATED BY A PURCHASER ENTITY OTHER THAN LICENSES OR RIGHTS TO USE GRANTED BY A PURCHASER ENTITY (OTHER THAN TO OTHER PURCHASER ENTITIES). AT THE TIME OF RE-CONVEYANCE OF THE ROW PATENTS, THE SELLER SHALL ASSUME ALL SUCH LICENSES AND RIGHTS (OTHER  THAN FOR BREACH BY A PURCHASER ENTITY PRIOR TO SUCH RE-CONVEYANCE). NO PURCHASER ENTITY SHALL HAVE ANY OBLIGATION TO MAINTAIN OR SAFEGUARD ANY ROW PATENT.  ALL REPRESENTATIONS OR WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PURPOSE AND ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, ARE HEREBY EXPRESSLY DISCLAIMED.

(b)           Subject to Section 3.3(h and Section 3.5, until such time as the aggregate royalties paid to Seller Entities pursuant to this Section 3.3(b) total in the aggregate NINE MILLION DOLLARS ($9,000,000), Purchaser hereby agrees to pay to Seller as provided below the following royalty amounts: (i) as to sales by any Purchaser Entity of SmartPac Units in any ROW Nation, (i) a royalty of TWENTY-FIVE CENTS ($.25) per Full Unit and of the Partial Unit Royalty per Partial Unit and (ii) as to Net Third Party Licensing Royalties received by the Purchaser Entities  a royalty of FIFTY PERCENT (50%) of the Net Third Party Licensing Royalties received by Purchaser from any licensee of Purchaser (other than any Purchaser Entity) in respect of the grant of the right to use or otherwise exploit Seller Patents in any ROW Nation.  Royalties applied toward payment of the amount specified in Section 3.3(a) shall not be counted toward the NINE MILLION DOLLARS ($9,000,000) amount specified above.

(c)            Subject to Section 3.3(h) and Section 3.5, from and after such time as the royalties paid to Seller Entities pursuant to Section 3.3(b) total in the aggregate NINE MILLION DOLLARS ($9,000,000), Purchaser hereby agrees to pay to Seller as provided below the following royalty amounts for the Applicable Term: (i) as to sales after such time by any Purchaser Entity of SmartPac Units in any ROW Nation, a royalty of FIFTEEN CENTS ($.15) per Full Unit and of the Partial Unit Royalty per Partial Unit and (ii) as to Net Third Party Licensing Royalties received by the Purchaser Entities after such time a royalty of TWENTY-FIVE PERCENT (25%) of the Net Third Party Licensing Royalties received by Purchaser from any licensee of Purchaser (other than any Purchaser Entity) in respect of the grant of the right to use or otherwise exploit Seller Patents in any ROW Nation.

(d)           If Purchaser Entities re-sell all or any portion of the Seller Intellectual Property that includes all or substantially all of the the ROW Patents or grant an Extraordinary License of all or any portion of the Seller Intellectual Property that includes all or substantially all of the ROW Patents and that is for all or substantially all of the territory of the ROW Nations prior to the payment of the maximum amounts payable to the Seller pursuant to Section 3.3(a) and (b), the Purchaser shall pay to the Seller the sum of (x) the amount by which TEN MILLION DOLLARS ($10,000,000) exceeds the aggregate amount of payments by Purchaser Entities under Sections 3.3(a) and (b), plus (y) the amount (if any) of 50% of the net resale value received by the Purchaser Entities in excess of TEN MILLION DOLLARS ($10,000,000).  The net resale value shall be the aggregate value of all consideration received by the Purchaser in respect of the re-sale of all or any portion of the ROW Patents (including for purposes of this clause (d) the aggregate amount of upfront royalties paid in respect of an Extraordinary License thereof),  reduced by the sum of (i) all costs and expenses, including reasonable fees of counsel, incurred by Purchaser Entities in connection with such re-sale or grant (which may include a reasonable allocation of costs and expenses that relate to a transaction that involves more than the ROW Patents) and (ii) all taxes incurred by the Purchaser Entities in connection with such re-sale or grant.  If any consideration other than cash is received by Purchaser Entities in such re-sale, such consideration shall, at the Purchaser’s option, either be transferred pro-rata to the Seller or be retained by the Purchaser Entities which shall then pay to the Seller 50% of the reasonable determined fair market value thereof.

(e)           If the Purchaser Entities re-sell all or any portion of the Seller Intellectual Property that includes the ROW Patents or grant an Extraordinary License of all or any portion of the Seller Intellectual Property that includes the ROW Patents after the payment of the maximum amounts payable to the Seller pursuant to Section 3.3(a) and (b), the Purchaser shall pay to the Seller the amount of 25% of the net resale value received by the Purchaser Entities in excess of the sum of TEN MILLION DOLLARS ($10,000,000).  The net resale value shall be the aggregate value of all consideration received by the Purchaser in respect of the re-sale of the Seller Intellectual Property that includes the ROW Patents  (including for purposes of this clause (e) the aggregate amount of upfront royalties paid in respect of an Extraordinary License thereof), reduced by the sum of (i) all costs and expenses, including reasonable fees of counsel, incurred by Purchaser Entities in connection with such re-sale or grant of an Extraordinary License (which may include a reasonable allocation of costs and expenses that relate to a transaction that involves more than the ROW Patents) and (ii) all taxes incurred by the Purchaser Entities in connection with such re-sale or grant.  If any consideration other than cash is received by Purchaser Entities in such re-sale or grant, such consideration shall, at the Purchaser’s option, either be transferred pro-rata to the Seller or be retained by the Purchaser Entities which shall then pay to the Seller 25% of the reasonably determined fair market value thereof.

(f)            Payment of royalties or other amounts by the Purchaser under this Section 3.3 shall be subject to receipt by a Purchaser Entity of, (i) in respect of sales by a Purchaser Entity, the purchase price of the SmartPac Unit, (ii) in respect of Net Third Party Licensing Royalties to a Purchaser Entity, the receipt of such Net Third Party Licensing Royalties and (iii) in respect of amounts payable on account of re-sale of, or grant of Extraordinary License of Seller Intellectual Property that includes any ROW Patents, the receipt of the re-sale or Extraordinary License consideration payable therefor.

(g)           All payments required of the Purchaser pursuant to this Section 3.3 shall be in United States dollars and shall be by wire transfer to the account set forth on Exhibit B.  All royalties payable pursuant to Section 3.3(b) or (c) shall be determined on a calendar quarter basis and shall be payable by the Purchaser no later than ninety (90) days after the end of each calendar quarter.  The conversion of non-US dollar currencies into US dollars for purposes of payments required of the Purchaser pursuant to this Section 3.3 shall be made on the basis of such generally published exchange rates as shall be reasonably available to the Purchaser at or around the time of payment to the Seller.

(h)           Notwithstanding anything to the contrary in this Agreement and subject to Section 3.5, (i) the amounts to be paid under Section 3.3(b) or (c) shall from and after the end of the Applicable Term in respect of any sale of any SmartPac Unit be reduced to SEVEN AND ONE-HALF CENTS ($.075) per Full Unit and to the Partial Unit Royalty per Partial Unit and (ii)  no royalty or other payment under Section 3.3(b) or (c)  shall be payable after the end of the Applicable Term in respect of any grant, whether before or after the Closing Date, of any right to use or exploit any Seller Patent in any ROW Nation or any re-sale of, or grant of Extraordinary License of any Seller Intellectual Property that includes, any ROW Patents.

3.4           Stock Option Issuance.  At the Closing the Purchaser shall issue options to the Seller to purchase at any time and from time to time after the Closing Date and prior to the first anniversary of the Closing Date up to an aggregate of one million (1,000,000) shares of common stock ($.001 par value per share) of the Purchaser for the purchase price of thirty cents ($.30) per share on the terms and conditions set forth in the Stock Option Agreement.

3.5           Sales of SmartPac Unit Components.  For all purposes of this Section 3, if a  SmartPac Unit is a Partial Unit, then for each relevant provision above, the Partial Unit Royalty shall be the percentage of the purchase price payable to the Purchaser Entity for the sale of the Partial Unit determined by dividing the amount specified in that provision in respect of a Full Unit by the Purchaser’s then-generally prevailing sale price for a Full Unit, provided, however, that in no case shall the Partial Unit Royalty exceed the amount payable under the relevant provision in respect of a Full Unit.

4.             Representations, Warranties and Covenants of Seller.  Seller hereby represents and  warrants to, and agrees with, Purchaser as follows, it being agreed that such representations and warranties in the case of the Effective Date are made as of the Effective Date and in the case of the Closing Date are made on and as of the Closing Date:

4.1           Due Organization.  Seller is a corporation duly organized, validly existing and existing in good standing under the laws of the State of Delaware.

4.2           Due Authorization and Approval.  The execution, delivery and performance by Seller of this Agreement have been duly authorized by the Seller’s board of directors and stockholders and by all other necessary corporate action by Seller.

4.3           Valid and Binding Obligations.  This Agreement and all instruments and agreements executed and delivered by any Seller Entity pursuant hereto constitute valid and binding obligations of each executing Seller Entity enforceable against each executing Seller Entity in accordance with their respective terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, equitable relief and other equitable remedies.

4.4           Capital Structure. Schedule 4.4 lists the names of each holder of any share of capital stock of each Seller Entity and the number and type of shares of each type of capital stock held by such holder.  Except as set forth in Schedule 4.4, no Person has any option, warrant, conversion right or other right to acquire any shares of any type of capital stock of Seller or any Seller Entity.

4.5           Title. Seller is the sole owner of all Seller Rights and Assets free and clear of any and all liens, claims, security interests and encumbrances (other than rights granted pursuant to the Seller License Agreements listed in Schedule 4.5), and has the right, power and authority to sell, assign, transfer and convey the Seller Rights and Assets to Purchaser pursuant to this Agreement.  Neither Seller nor any other Seller Entity has granted to any Person other than Purchaser any license or right to use or exploit in whole or in part any Seller Intellectual Property or to distribute, sell or resell any Seller Product anywhere in the world except as expressly stated in the Seller License Agreements listed in Schedule 4.5. The Seller has furnished to the Purchaser a true and complete copy of all Seller License Agreements listed in Schedule 4.5 and all amendments to each such Seller License Agreement.  No third party has any right, lien, claim or encumbrance in, on or to Seller Rights and Assets or any portion thereof.

4.6           Seller Patents.  Schedule 4.6 sets forth a true and complete list of all Seller Patents, including for each the date of issuance, the Issuing Authority, the date of expiration and the claim covered thereby and, in the case of applications, the date of application and the status thereof .  No Seller Entity owns, licenses or uses any patent other than the Seller Patents and has filed no patent application in respect of all or any portion of the subject matter of any Seller Patent except as listed on Schedule 4.6.  Seller neither owns nor has any interest in any Seller Similar Intellectual Property.

4.7           Trademarks.  Schedule 4.7 sets forth a true and complete list of all Seller Trademarks including for each the date of issuance, the Issuing Authority, and the mark covered thereby and, in the case of applications, the date of application and the status thereof.  Seller neither owns nor licenses any trademark and has filed no trademark application except as listed on Schedule 4.7.

4.8           Subsidiaries and Investments.  Schedule 4.8 sets forth a true and complete list of all Seller Entities.    Except as set forth in Schedule 4.8, Seller does not own any shares of capital stock, limited liability company membership interests or other equity interest of any Person and is not a partner or participant in any joint venture with any other Person.  Schedule 4.8 accurately list the number and type of shares or other instruments issued by each Seller Entity and the holder of such shares or other instruments.

4.9           No Conflict.  Seller has the full right, power and authority to enter into and perform this Agreement.  Neither Seller’s execution and delivery of this Agreement nor its performance of its obligations hereunder will (i) conflict with or violate any governmental law, rule or regulation binding on any Seller Entity or (ii) conflict with, violate or result in a default under any contract, agreement, license, sublicense or other binding commitment or obligation of any Seller Entity.

4.10           No Infringement by Seller IP.  Neither the Seller Intellectual Property nor any part thereof nor the exercise by Purchaser of its rights as the owner of the Seller Intellectual Property infringes upon or violates, or will infringe upon or violate, any intellectual property or right of any Person. There is no claim, action, suit, or proceeding relating to this Agreement, the Seller Intellectual Property, the use of the Seller Intellectual Property, any Seller Product or any component, process or product used in any Seller Product or the production of any Seller Product that is pending before any court or governmental agency or, to the Seller’s knowledge, threatened.  Seller has received no written statement or notice from or on behalf of any Person alleging that the Seller Intellectual Property, any part thereof, any use or application thereof, any Seller Product or any component, process or product used in any Seller Product or the production of any Seller Product infringes in whole or in part any alleged patent, right or other property of such Person.

4.11          No Infringement of Seller IP.  To the best of the Seller’s knowledge, no Person is infringing upon Seller Intellectual Property or any portion thereof or selling Seller Products without authorization from Seller.

4.12          Restrictive Agreements. Seller is not a party to or bound by any secrecy or confidentiality agreement or other agreement that restricts or will restrict the use or disclosure in accordance with this Agreement of the Seller Assets and Rights or any part thereof.

4.13          Material Contracts.  Schedule 4.13 attached hereto is a true and complete list of all material contracts (i.e., any contracts whereby a Seller Entity is or may reasonably be expected to become obligated to any Person for any amount in excess of $5,000 or performance or provision of property having value in excess of that amount or whereby any Person is or may reasonably be expected to become obligated to a Seller Entity for any amount in excess of $5,000 or performance or provision of property having value in excess of that amount) to which any Seller Entity is a party.  No Seller Entity has committed or suffered to occur any breach of any such contract that would entitle any other party thereto to terminate or recover damages from any Seller Entity.  Each such contract is valid, binding and enforceable in accordance with its terms.  To the best of the Seller’s knowledge no party to any such contract is in breach of any provision thereof.

4.14          Litigation and Claims.  Except as set forth and described in Schedule 4.14, there are no legal proceedings or governmental investigations pending or, the Seller’s knowledge, threatened against any Seller Entity, and no Seller Entity is a party to any legal proceeding against any other Person.  Seller has not received any written notice from any governmental authority asserting that any Seller Entity is or may be in violation of any law, rule or regulation.

4.15          Seller Licenses.  Seller has not committed or suffered to occur any breach of any Seller License Agreement that would entitle any other party thereto to terminate or recover damages from the Seller.  Each Seller License Agreement is valid, binding and enforceable in accordance with its terms.  To the best of the Seller’s knowledge no party to any Seller License Agreement is in breach of any provision thereof.

4.16          IP Filings. Seller is current in all filing, renewal, maintenance, tax, issuance or other charge required by any Issuing Authority in respect of any Seller Intellectual Property which has been issued by any Issuing Authority or which is the subject of a registration or filing with an Issuing Authority.

4.17          Employee Agreements.  Schedule 4.17 is a true and complete list of the names of each current Seller employee and each employee of any Seller Entity within the five (5) years preceding the Effective Date with whom the Seller Entity has entered into an agreement pertaining to the assignment of inventions, confidentiality of information, non-competition or similar matters.  The Seller has furnished a true and complete copy of each such agreement to the Purchaser, together with all amendments thereto.  Each such agreement is valid, binding and enforceable in accordance with its terms, and no Seller Entity has terminated, waived, released or consented to any violation of any provision of any such agreement or agreed to grant any such termination, waiver, release or consent. No Seller Entity is in breach of any provision of any such agreement and, to the Seller’s knowledge, no employee who is the party thereto is in breach of any provision of any such agreement.

4.18          Private Placement.

(a)           The Seller understands that the options under the Stock Option Agreement and shares of common stock of the Purchaser that may be issued upon exercise thereof (i) have not been registered with the United States Securities and Exchange Commission or pursuant to any state securities laws in reliance on the exemption afforded by Section 4(2) of the Securities Act and comparable exemptions from applicable state laws, and (ii) that such options shares will be restricted securities under the United States Securities Act of 1933, as amended, and various states' securities laws, and that these laws impose limitations on the Persons to whom sales and resales of options and shares may be made.  The certificates representing shares of the common stock of the Purchaser to be delivered to the Seller upon exercise of options under the Stock Option Agreement will bear a legend substantially as follows:

"THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") OR ANY STATE SECURITIES LAWS. SUCH SHARES MAY NOT BE OFFERED, SOLD, TRANSFERRED (BY MERGER OR OTHERWISE), ASSIGNED, DEVISED, EXCHANGED, GIFTED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS AND UNTIL REGISTERED UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR UNLESS SUCH TRANSFER IS EXEMPT FROM REGISTRATION, AND FIRMA HOLDINGS, CORP. (THE "COMPANY") SHALL HAVE BEEN FURNISHED WITH AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY, TO SUCH EFFECT.”

(b)           The Seller represents and warrants that (i) it has such knowledge, sophistication and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the in the options under the Stock Option Agreement and shares of common stock of the Purchaser that may be issued upon exercise thereof; (ii) it has carefully reviewed on its own and with its legal, accounting, tax, investment and other advisers the risks of investing in the options under the Stock Option Agreement and shares of common stock of the Purchaser that may be issued upon exercise thereof; (iii) it understands that an investment in the options under the Stock Option Agreement and shares of common stock of the Purchaser that may be issued upon exercise thereof is a very high-risk investment that may result in the loss of some or all of the Seller’s investment;  (iv) it is able to bear the economic risk of its investment in the options under the Stock Option Agreement and shares of common stock of the Purchaser that may be issued upon exercise thereof; (v) it is acquiring the options under the Stock Option Agreement and shares of common stock of the Purchaser that may be issued upon exercise thereof for its own account for investment and not with a present view to, or for sale or other disposition in connection with, any distribution of all or any part of such options or shares; (vi) it understands and agrees that neither the Purchaser nor any Person representing the Purchaser has made any representation to the Seller with respect to the Purchaser or the options under the Stock Option Agreement or shares of common stock of the Purchaser that may be issued upon exercise thereof other than as contained in this Agreement; and (vii) the Seller has had access to such financial and other information concerning the Purchaser and the options under the Stock Option Agreement and shares of common stock of the Purchaser that may be issued upon exercise thereof as the Seller has deemed necessary in connection with its investment decision to acquire the options under the Stock Option Agreement and shares of common stock of the Purchaser that may be issued upon exercise thereof, including an opportunity to ask questions of and request information from the Purchaser.

4.19          Licenses to Seller Entities.  Except as listed on Schedule 4.19, no Seller Entity is a party to any license, sublicense, arrangement or agreement for the use or other exploitation of any intellectual property of any Person.  The Seller has provided to the Purchaser a true and complete copy of each such license, sublicense, arrangement or agreement and all amendments thereto.  Neither the Seller nor, to the Seller’s knowledge, any other party thereto is in breach of any term or provision of such license, sublicense, arrangement or agreement.  Except as set forth on Schedule 4.19, each Seller Entity which is a party to such license, sublicense, arrangement or agreement has full legal power, right and authority to sell, transfer, assign and convey its rights in, to and under such license, sublicense, arrangement or agreement to the Purchaser without breach of any provision thereof.

4.20          Seller Equipment and Inventory.  Except as listed on Schedule 4.20 no Seller Entity owns or is in possession of any Seller Equipment or Seller Inventory.  Schedule 4.20 accurately describes the type, quantity, location, and party in possession of each item of Seller Equipment and Seller Inventory.

4.21          Seller Programs. Except as listed on Schedule 4.20 no Seller Entity owns, licenses or uses any Seller Programs (other than licenses of programs pursuant to “shrink-wrap” licenses of widely available programs commonly used in office operations).  Schedule 4.21 accurately describes the type, location of usage and function of each listed Seller Program..

4.22          Representations Complete. None of the representations or warranties made by the Seller herein or in any exhibit or schedule hereto or in any agreement or certificate entered into or furnished by the Seller pursuant to this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

5.             Representations and Warranties of Purchaser.  Purchaser hereby represents and warrants to Seller, and agrees with Seller, as follows, it being agreed that such representations and warranties in the case of the Effective Date are made as of the Effective Date and in the case of the Closing Date are made on and as of the Closing Date:

5.1           Purchaser is a corporation duly organized and existing in good standing under the laws of the State of Nevada.

5.2           Purchaser has the full right, power and authority to enter into and perform this Agreement.  The execution, delivery and performance by Purchaser of this Agreement have been or by the Closing Date will have been duly authorized by all necessary action by Purchaser.  Neither Purchaser’s execution and delivery of this Agreement nor its performance of its obligations hereunder will (i) conflict with or violate any governmental law, rule or regulation binding on Purchaser or (ii) conflict with, violate or result in a default under any contract, agreement, license, sublicense or other binding commitment or obligation of Purchaser.

6.             Infringement By Others.  In the event that the Seller has reason to believe that any person may be infringing the Seller Intellectual Property or any other Seller Intellectual Property Right anywhere in the Territory, Seller will promptly notify the Purchaser by providing all material information in its possession, custody or control to permit the Purchaser to determine whether such infringement is occurring.  Seller will fully cooperate with Purchaser in its enforcement efforts at, subject to Section 7, Purchaser’s expense.

7.	Indemnification; Third Party Claims

7.1           Seller shall defend, indemnify and hold harmless all Purchaser Entities, their  successors and assigns, and the respective directors, officers, members, employees, and agents of all Purchaser Entities and their successors and assign (the “Purchaser Indemnified Parties”), from and against any and all claims, losses, liabilities, obligations, damages, expenses, demands, suits, judgments, penalties, and costs of any kind whatsoever, including reasonable attorneys’ fees and expenses, arising from or attributable to (i) Seller’s breach of any representation, warranty or agreement of Seller set forth in this Agreement, or in any agreement or instrument executed and delivered by the Seller in connection with this Agreement; (ii) any breach by any Seller Entity of any representation, warranty or agreement of such Seller Entity under this Agreement, any joinder of such Seller Entity hereto or any agreement or instrument executed and delivered by such Seller Entity in connection with this Agreement;  (iii) any actual or alleged matter, event, transaction, circumstance or happening on or prior to the Closing Date or as a result of the consummation of the transactions contemplated by this Agreement, including but not limited to claims in respect of periods after the Closing Date arising from actual or alleged matters on or prior to the Closing Date but not including obligations under License Agreements to the extent expressly assumed by the Purchaser pursuant to this Agreement; (iv) any assertion or claim by any Person that Purchaser’s use, application, implementation, licensing or other exploitation of any Seller Intellectual Property or any part thereof misappropriates or infringes in whole or in part any right of such Person; (v) any actual or alleged event, occurrence, transaction, circumstance, action, happening, license, agreement, transaction, dealings, business, arrangement or other matter on or prior to the Closing Date with or pertaining to FreshTec, LLC, a California limited liability company (including but not limited to claims in respect of periods after the Closing Date arising from actual or alleged matters on or prior to the Closing Date); and (vi) any actual or alleged event, occurrence, transaction, circumstance, action, happening, license, agreement, transaction, dealings, business, arrangement or other matter on or prior to the Closing Date with or pertaining to Innovative Systems Corporation or any other Person organized or existing under Canadian federal or provincial law or any member, stockholder, equity holder, creditor, lender, supplier, contractor, partner, joint venture, officer, director, employee, investor or manager of any such Person (including but not limited to claims in respect of periods after the Closing Date arising from actual or alleged matters on or prior to the Closing Date).

7.2           Purchaser shall defend, indemnify and hold harmless Seller and Seller’s Affiliates, their agents and successors, and their respective directors, officers, members, employees, and agents, from and against any and all claims, losses, damages, expenses, demands, suits, judgments, penalties, and costs of any kind whatsoever, including reasonable attorneys’ fees and expenses, arising from or attributable to Purchaser’s breach of any representation, warranty or covenant of Purchaser set forth in this Agreement.

7.3           If either Party becomes aware of any claim or assertion by a third party that may give rise to a claim for indemnification under Section 7.1 or 7.2 (“third party claim”), such Party shall promptly notify the other Party, provided, however, that no delay on the part of any Party seeking indemnification (i.e., the indemnified Party) in providing such notice shall relieve the indemnifying Party from any obligation hereunder unless (and then solely to the extent) the indemnifying Party is thereby actually prejudiced.

7.4           The indemnifying Party shall not have the right, as part of any settlement to adversely affect any of the indemnified Party’s rights under this Agreement, to limit in any way the indemnified Party’s course of doing business (including in each case where the indemnified Party is the Purchaser the right of the Purchaser to use and exploit any of the Seller Intellectual Property or to sell Seller Products in any way deemed desirable by the Purchaser) or to bind the indemnified Party in any way without the express written consent of the indemnified Party.  An indemnified Party shall cooperate at the indemnifying Party’s expense in the defense of a third party claim.

7.5           All rights of the parties under this Section 7 shall survive the expiration of all Applicable Terms or permitted termination of this Agreement.

8.             No Revocation.  Except as expressly provided in this, Agreement shall remain in full force and effect and may not be cancelled, terminated or revoked by either Party, whether for breach or other reason, except with the written consent of the other.  Notwithstanding the foregoing, the sale, assignment, transfer and conveyance of the Seller Assigned Rights and Assets pursuant hereto shall continue forever except as otherwise expressly provided in this Agreement.

9.             Seller and Purchaser Entities.  In each case where reference herein is made to the “Seller Entities” or a “Seller Entity” or to the “Purchaser Entities” or a “Purchaser Entity,” each of the Seller and the Purchaser agrees that it is responsible for ensuring that each of its Affiliates included within such terms shall take all action required of it by and will honor the terms of this Agreement. On written request by the Purchaser from time to time, the Seller shall cause each other Seller Entity to execute and deliver to the Purchaser a joinder, satisfactory in form and substance to the Purchaser, whereby the Seller Entity would agree to be bound by and to honor all provisions of this Agreement binding the Seller to the same extent as if the Seller Entity were a party hereto in place of the Seller.  Each of the Seller and the Purchaser agrees that it shall be fully responsible and liable for any failure by any of its Affiliates to take such action or honor such terms.

10.           Exclusivity, Confidentiality and Non-Compete.

10.1           As to the Seller Intellectual Property, the Purchaser’s ownership and rights as of the Closing Date shall be completely exclusive.  From and after the Closing Date, no Seller Entity may in any way, whether directly or indirectly, use, implement, apply, sell, assign, license, exploit, enjoy, possess, publish or otherwise deal with any Seller Intellectual Property anywhere in the world, it being the express intention of all Parties that all right, title and interest in or to all Seller Intellectual Property, including without limitation all right to use, implement, apply, sell, assign, license, exploit, enjoy, possess, publish or otherwise deal with any Seller Intellectual Property, shall belong solely and exclusively to the Purchaser.

10.2           Seller shall keep all information included in or relating in any way to Seller Intellectual Property strictly confidential and shall not disclose all or any part of such information to any Person (except that such information may be disclosed to employees of a Seller Entity, but only to the extent strictly necessary for their ordinary services to the Seller Entity, who are advised of the strictly confidential nature of such information and required to keep such information confidential to the same extent that the Seller is obligated). Notwithstanding the foregoing provision of this Section 10.2, this Section 10.2 shall not preclude disclosure of information that (i) is as of the Closing Date generally publicly available or (ii) after the Closing Date becomes generally publicly available through no fault of any Seller Entity.

10.3           The Seller agrees that for a period of three (3) years from and after the Closing Date (subject to adjustment as provided below, the “Restricted Period”)  it will not anywhere in the world where any Seller Entity has engaged in business in connection with the Seller Rights and Assets, directly or indirectly, whether alone or with others and whether as consultant, joint venture, licensee, licensor, stockholder, member, partner or in any other capacity of any nature whatsoever, conduct, engage in, assist, provide services to or participate in any other way whatsoever in, or directly or indirectly own any stock, membership interest, partnership interest or other equity of any nature whatsoever in any Person which conducts, engages in, assists, provide services to or participates in any other way whatsoever in the businesses of creating, developing, inventing, conceiving of, marketing, selling, leasing, distributing, assembling, making, manufacturing, producing, servicing, providing or otherwise dealing with goods, systems or services for the packaging of perishable products. If any Seller Entity violates any provision of this Section 10.3, the Restricted Period shall automatically be extended by the entire duration of the time during which any Seller Entity shall be in such violation.  The Parties hereby mutually affirm their intention that this Section 10.3 be enforceable to the maximum extent allowed by applicable law.  For that reason, if a court reviewing this Section 10.3 determines that the Restricted Period, scope of activity or other aspect of the provisions hereof is not enforceable as written, the court is hereby requested and authorized to enforce this Section 10.3 to the remaining maximum extent that would be permitted by applicable law.

10.4           Seller hereby acknowledges that a violation of any provision of this Section 10 may cause irreparable damage to the Purchaser, the amount of which may be impossible to quantify and will not be adequately compensated for by monetary damages, and it is therefore agreed and understood that in the event of such a violation, Purchaser shall be entitled to injunctive relief against such violation (without being required to post any bond or other security in connection therewith), in addition to such other remedies as the Purchaser may have at law or in equity.

10.5           If any Seller Entity violates any of covenants or agreements set forth in this Section 10, (i) the Purchaser shall be entitled to an accounting and repayment of all profits, compensation, commissions, remunerations or benefits which any Seller Entity, directly or indirectly, has realized or may realize as a result of, growing out of in connection with such violation and (ii) the Purchaser may offset and retain from amounts otherwise payable under this Agreement the amount of any and all loss, damages and expenses (including but not limited to reasonable fees and expenses of counsel) resulting from or relating to such violation and recovery of such profits, compensation, commissions, remunerations and benefits.

10.6           The exercise by the Purchaser of any right or remedy available at law or in equity or under this Agreement shall not be deemed an exclusive election of remedies, and the Purchaser shall at all times have and retain the right to exercise any or all remedies available at law or in equity or under this Agreement in any order or simultaneously.

10.7           Except as the Purchaser may agree in writing, no Seller Entity shall terminate, waive, release or consent to any violation of any provision of any agreement of the type referenced in Section 4.17 or agree to grant any such termination, waiver, release or consent.

11.           Seller Protective Rights.  In order to assist the Seller in protecting and preserving its rights in respect of the US/Mexico/Canada Patents, the EU Patents and the ROW Patents, the Seller shall have the following rights:

11.1         US/Mexico/Canada Patents. Until the earlier of (i) the end of the fifteen (15) year period next following the Closing Date or (ii) such time as the Seller shall have been paid the full amount of the US/Mexico/Canada Royalty Amount pursuant to Section 3.1(b) (i), the Seller shall be entitled to exercise the Seller Protective Rights in respect of the US/Mexico/Canada Patents.

11.2         EU Patents. Until the earlier of (i) the end of the six (6) month period next following the Closing Date or (ii) such time as the Seller shall have been paid the full amount of the EU Initial Purchase Price Amount pursuant to Section 3.2(a), the Seller shall be entitled to exercise the Seller Protective Rights in respect of the EU Patents.

11.3         ROW Patents. Until the earlier of (i) the end of the eighteen month (18) month period next following the Closing Date or (ii) such time as the Seller shall have been paid the full amount of the ROW Initial Purchase Price Amount pursuant to Section 3.3(a), the Seller shall be entitled to exercise the Seller Protective Rights in respect of the ROW Patents.

11.4          Exercise of Protective Rights.  To exercise Seller Protective Rights, Seller shall give the Purchaser at least ten (10) days prior written notice of the date, time, manner and extent of, and the records which the Seller wishes to review and the Purchaser officers with whom the Seller wishes to speak, in connection with such exercise.  All information received by the Seller in connection with the exercise of Seller Protective Rights shall be subject to the provisions of Section 10.2 hereof, which the Seller agrees to honor.  The Purchaser shall be entitled to require each person who is not an employee of the Seller to execute and deliver to the Purchaser confidentiality and non-use agreement providing for the protection of information of the Purchaser to substantially the same extent provided in Section 10.2.  Each exercise by Seller of Seller Rights shall be subject to the qualification that no exercise may unreasonably disrupt any business or operations of any Seller Entity.

12.           Assignability. This Agreement may not be assigned by Purchaser or Seller without the express written consent of the other party, which consent will not be unreasonably withheld, except that each party may, at its discretion, with notice to the other, assign this Agreement to (i) an Affiliate of the assigning party; (ii) any successor of the assigning party or any Person acquiring substantially all of the related business and assets of the assigning party, and except the Seller expressly acknowledges and agrees that Tara Minerals Corp. is merging into Firma Holdings Corp. which as the surviving entity of such merger shall be the Purchaser and shall be entitled to and obligated by all of the rights and obligations of Tara Minerals Corp.  under this Agreement and all agreements and instruments executed and delivered in connection herewith.  No assignment shall relieve the assigning party of any breach of any provision hereof.

13.           Further Assurance.  Seller agrees that it shall do, execute, acknowledge and deliver, at Seller’s expense, all acts, agreements, instruments, notices and assurances as may be reasonably requested by Purchaser to further effect and evidence the transactions contemplated hereby.

14.           Enforceability.  If any provision of this Agreement shall be invalid or unenforceable, in whole or in part, or as applied to any circumstance, under the laws of any jurisdiction which may govern for such purpose, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, either generally or as applied to such circumstance, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be.

15.           Certain Remedies.

15.1     Seller acknowledges and agrees that (i) breach or threatened by the Seller of any provision of Section 2 would cause irreparable injury to Purchaser for which damages would be difficult or impossible to determine and would not be an adequate remedy for Purchaser and (ii) that in the event of such breach by Seller, Purchaser shall be entitled to the award of injunctive relief or specific performance, including but not limited to temporary or preliminary awards, against Seller in respect of such breach or threatened breach without the requirement of Purchaser’s posting bond or otherwise providing financial insurance.  Seller agrees not to assert as a defense or otherwise in any action brought by Purchaser in respect of such breach that damages would be an adequate remedy for Purchaser.

15.2          Each party shall be entitled in the event of breach by the other of any provision of this agreement to set off and retain any damages suffered as a result of such breach against any amount owed hereunder to the breaching party.

16.           Amendment.  This Agreement may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

17.           No Third-Party Beneficiaries.  Nothing expressed or implied in this Agreement is intended to confer upon any person, other than the Seller, the Purchaser and, with respect to indemnification and hold-harmless rights, the persons mentioned in Section 7, or their respective successors or permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

18.           Notices. All notices and other communications in connection with this Agreement will be in writing and will be given at the respective addresses of the parties set forth below, or at such changed address as the recipient will have provided in writing:

Purchaser:	Firma Holdings Corp.
375 N. Stephanie St.
Bldg. 2
Henderson, NV 89014
Attn: Francis R. Biscan

Email: taragoldresources@comcast.net

With a copy to:	David Barefoot
1625 Tioga Tr
Winter Park, FL 32789
Email: david@taraminerals.com

Seller:	FreshTec, Inc.
PO Box 2108
Pismo Beach, CA 93448
Attn: Craig Machada
Email: craig.machado@freshtecinc.com

All notices will be sent by reputable overnight delivery service (with written confirmation of delivery), by facsimile or by email.  Notices sent by reputable overnight delivery service will be deemed given upon the date of delivery and notices sent by facsimile or email will be deemed given on the date of receipt, provided, that in each case such date of delivery or receipt is a business day at the place of delivery or receipt and that if such date is not a business date, the date of delivery or receipt will be the next business day.

19.           GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF NEVADA (WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICT OF LAWS THEREOF).  EACH PARTY HEREBY IRREVOCABLY COMMITS TO THE PERSONAL JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN LAS VEGAS, NEVADA AS TO ANY MATTER PERTAINING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.   EACH PARTY HEREBY WAIVES ANY DEFENSE TO ANY ACTION BROUGHT IN ANY SUCH COURT THAT THE LOCATION OF SUCH COURT IS INCONVENIENT OR AN UNDUE BURDEN ON SUCH PARTY.

20.           Successors and Assigns.  This Agreement shall be binding upon the Seller and its successors and assigns and shall inure to the benefit of the Purchaser and its successors and assigns.

21.           Survival.  All representations, warranties, covenants, indemnifications and obligations set forth in this Agreement and any instrument or agreement executed and delivered pursuant hereto shall survive the execution and delivery of this Agreement, such instrument or such agreement and shall remain in full force and effect in accordance with their respective terms.

22.           Counterparts.  This Agreement may be executed in one or more counterpart, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  Execution may take place by means of electronic exchange of copies of executed signature pages.

[signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

FRESHTEC, INC.
(“Seller”)

By:	/s/ Craig Machado
Name:	Craig Machado
Title:	President and CEO

TARA MINERALS CORP.
(“Purchaser”)

By:	/s/ Francis R. Biscan, Jr
Name:	Francis R. Biscan, Jr.
Title:	President

List of Exhibits and Schedules

Exhibits
A	Stock Option Agreement
B	Seller Wire Transfer Instructions
C	Restrictive Covenants Agreement

Schedules
2.1	Seller Licenses to be Assumed by Purchaser
4. 4	Seller Entity Capital Structure
4. 5	Liens, Claims and Encumbrances
4. 6	Seller Patents
4. 7	Seller Trademarks
4. 8	Subsidiaries and Investments
4.13	Material Contracts
4.14	Litigation and Claims
4.17	Employee Information
4.19	Licenses to Seller
4.20	Seller Equipment and Seller Inventory
4.21	Seller Programs